Knoll Declares Cash Dividend; Company Appoints Daniel W. Dienst to Board of Directors

EAST GREENVILLE, Pa., Aug. 09, 2017 -- Knoll, Inc., (NYSE:KNL), a leading designer and manufacturer of branded furniture, textiles, leathers and architectural and acoustical elements, recognized for innovation and modern design, today announced that the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share payable September 29, 2017 to shareholders of record on September 15, 2017.

The declaration and payment of dividends is subject to the discretion of the Board of Directors and depends on various factors, including our net income, restrictions in our credit facility, financial position, cash requirements and other factors deemed relevant by our Board of Directors.

The Company also announced the appointment of Daniel W. Dienst to its Board of Directors. Most recently Mr. Dienst served as a Director and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc. until its December 2015 sale to Sequential Brands, Inc. Prior, he served as the Group Chief Executive of Sims Metal Management, Ltd., the world’s largest publicly listed metal and electronics recycler. Under Mr. Dienst’s leadership, Sims Metal Management Ltd. was named for 5 consecutive years to the Global Top 100 Most Sustainable Corporations in the World at the World Economic Forum in Davos, Switzerland. Prior, Mr. Dienst held various positions with CIBC World Markets Corp., a diversified global financial services firm, including Managing Director of the Corporate and Leveraged Finance Group.

He has also served as a director of 1st Dibs, Inc., the e-commerce business that connects the world's best dealers, finest shops and most important galleries with sophisticated collectors, designers and curators.

Andrew B. Cogan, Knoll President and CEO, stated, "We are very pleased to welcome Dan to our Board, and expect to benefit from his strategic insight and financial acumen as we drive growth in the years ahead."

Mr. Dienst holds a B.A. from Washington University, St. Louis and a J.D. from the Brooklyn Law School.

About Knoll

Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, and DatesWeiser - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Contacts

Investors:

Andrew B. Cogan
President and Chief Executive Officer
Tel 212 343-4010
acogan@knoll.com

Media:

David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com